Exhibit 99.(j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Financial Highlights”and “Other Service Providers” and to the use of our report dated February 5, 2002 with respect to Mercury International Value VIP Portfolio, which is incorporated by reference, in this Registration Statement (Form N-1A 333-24349 and 811-08163) of Mercury Variable Trust.

/s/ ERNST & YOUNG LLP

New York, New York April 11, 2002